Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2013 Financial and Operating Results

Reaffirms 2013 Outlook Based on First Quarter Results

HOUSTON, TEXAS, May 7, 2013 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood,” “CMLP” or the “Partnership”) reported today its unaudited financial results for the three months ended March 31, 2013. Key financial and operating results for 2013 included the following:

First Quarter 2013 Highlights

•

Adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) was $38.8 million for the first quarter 2013, 8% higher than fourth quarter 2012, and 37% higher than first quarter 2012;

•

First quarter 2013 performance was consistent with internal expectations and supports our full year 2013 Adjusted EBITDA guidance in the range of $170 million to $185 million. Importantly, Crestwood’s Adjusted EBITDA is on track to increase, on a quarterly basis, throughout 2013 as new Marcellus Shale gathering and compression projects are placed in service;

•

Adjusted distributable cash flow was $28.3 million for the first quarter 2013, 6% below fourth quarter 2012 which included a $3.9 million producer payment for minimum annual volume commitments, and 28% higher than first quarter 2012. Adjusted distributable cash flow was approximately 0.9 times the first quarter 2013 distribution of $0.51 per common unit, which was primarily the result of the conversion of 7.3 million Class C units from pay-in-kind distributions to cash pay; and

•

Total gathering volumes averaged 975 million cubic feet per day (“MMcf/d”), 1% higher than fourth quarter 2012, and 59% higher than first quarter 2012. Gathering volumes were 63% from rich gas areas compared to 27% in the first quarter 2012. Average gathering volumes in the Marcellus, Barnett and Granite Wash segments were up 5%, 2% and 12% compared to fourth quarter 2012, while gathering volumes in the Fayetteville segment were down 11%. In addition, compression volumes contributed in the first quarter 2013 for the first time due to the December 28, 2012 acquisition of compression assets from Enerven Compression, LLC (“Enerven”).

NEWS RELEASE

“We are pleased with our first quarter results, with each of our operating segments performing in-line with our expectations,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “The Marcellus region continues to drive our growth forecast for 2013 with approximately 80% of our 2013 capital budget dedicated to new pipeline and compression projects servicing the rich gas production of Antero Resources Appalachian Corporation (“Antero”). During the first quarter, we initiated the Zinnia pipeline expansion project and the Morgan, Perkins and West Union compressor station projects. These projects will add significant capacity to increase deliveries of Antero’s gas to MarkWest’s Sherwood gas processing facility (“Sherwood”) later in the year. During the first quarter, we connected 15 of Antero’s high volume wells to our gathering system, but flow rates were limited due to compression outages and downstream capacity limitations. Antero is continuing its aggressive development program with 12 rigs running in the area at present and plans to increase to 14 rigs by year end 2013. We are working closely with Antero and other third parties to ensure adequate downstream pipeline and compression capacity is available for production volumes connected to our gathering system.

We are also excited about the transactions we announced yesterday—a series of definitive agreements that Crestwood Holdings and the Partnership have entered into with Inergy, L.P. and Inergy Midstream, L.P., including an Agreement and Plan of Merger with Inergy Midstream, L.P. We encourage you to read yesterday’s press release and investor presentation describing those transactions and we look forward to working toward completion of those transactions.

Two other recent events are also worthy of note. On April 25, 2013, Crestwood entered into an amended binding letter of intent with RKI Exploration & Production (“RKI”) to move forward with final due diligence and definitive documentation on the purchase of RKI’s 50% interest in the Jackalope Gas Gathering System (“JGGS”) located in the Powder River Basin Niobrara play. The transaction is subject to completion of definitive agreements with RKI and Access Midstream Partners, the operator and 50% owner of JGGS, and approval of the Board of Directors of Crestwood’s general partner. This exciting new rich gas greenfield development opportunity is expected to close during the second quarter 2013.

Additionally, on April 30, 2013, Quicksilver Resources Inc. (“Quicksilver”) closed its previously announced sale of 25% of its Barnett Shale assets to Tokyo Gas for $463 million and amended its credit facilities to provide for more financial flexibility over the next few years. Quicksilver commented in the announcement, ‘we welcome Tokyo Gas as a partner in our Barnett Shale project. Together, we anticipate efficiently developing natural gas volumes over many years.’ We are encouraged that as our largest producer representing approximately 35% of our gathering volumes in the first quarter 2013, Quicksilver and their new joint venture partner will be in a better position to develop the Barnett Shale properties dedicated to Crestwood,” Phillips added.

NEWS RELEASE

Marcellus Update

During the first quarter 2013, Crestwood completed the integration of four compression and dehydration stations acquired from Enerven in late December 2012. Additionally, we started construction on three new compression stations and the 20-inch Zinnia low pressure pipeline system that will gather gas from new Antero wells in the Greenbrier area. The Greenbrier area is located in the southwest rich gas portion of Crestwood’s eastern area of dedication and is the current area of focus for Antero’s 2013 drilling program. The Zinnia pipeline system, when completed, will connect directly to new well pads in the Greenbrier area and to both Crestwood and third party compressor stations for ultimate delivery to Sherwood through third party owned high pressure pipelines. The first phase of the Zinnia pipeline project is expected to be in service by mid-June 2013 with the second phase in service by late July increasing total gathering capacity to Sherwood by approximately 100-125 MMcf/d depending upon the availability of compression. An example of Greenbrier area production flow is the recently connected Corder East pad which is producing approximately 35 MMcf/d from three new Marcellus Shale wells. The Zinnia pipeline system will also connect to Crestwood’s existing Tichenal compressor station (acquired from Enerven) and the new Morgan and Perkins compressor stations currently under construction. The Morgan and Perkins compressor stations will be completed in phases and capacity increments (approximately 60 MMcf/d per phase per station) between the third quarter 2013 and the third quarter 2014.

Additionally, in March 2013, Crestwood signed a new compression services contract with Antero for adjacent rich gas acreage. Under this agreement, Crestwood started construction of the West Union compressor station which will be completed in two phases, adding approximately 120 MMcf/d of capacity in the third and fourth quarters of 2013.

Gathering volumes in the Marcellus segment averaged 377 MMcf/d during the first quarter of 2013 compared to 360 MMcf/d in the fourth quarter 2012. While production volumes in excess of 400 MMcf/d were available to be gathered during the first quarter 2013, compression capacity was limited at third party compressor stations and our Tichenal compressor station which was impacted by a fire that occurred prior to Crestwood’s acquisition of the Enerven stations in December 2012. The Tichenal station compressor capacity was fully restored in late March 2013 and a third party compressor station was placed in service in early April 2013. As a result, total Marcellus gathering volumes during April 2013 were in excess of 400 MMcf/d with May 1, 2013 spot volumes of approximately 415-420 MMcf/d.

NEWS RELEASE

First Quarter 2013 Financial and Operating Results

Crestwood’s Adjusted EBITDA for the first quarter 2013 was $38.8 million, compared to $36 million in the fourth quarter 2012, and $28.4 million in the first quarter 2012. First quarter results included EBITDA of approximately $12 million from the Marcellus segment, $27 million from the Barnett segment and $7 million from the other segments. The West Johnson County system, acquired in August 2012 from Devon Energy Corporation (“Devon”), contributed operating margin of approximately $6 million in the first quarter 2013 while the Enerven compression assets, acquired in December 2012, contributed approximately $3 million in the first quarter 2013.

First Quarter 2013 Segment Performance

Marcellus Segment

Marcellus segment revenues were $14.3 million in the first quarter 2013 compared to $10.5 million in the fourth quarter 2012 with the increase attributable to the addition of compression services. Gathering volumes totaled 377 MMcf/d in the first quarter 2013, a 5% increase from 360 MMcf/d in the fourth quarter 2012. Compression revenues totaled $3.9 million in the first quarter 2013, on average volumes of 270 MMcf/d. Operating and maintenance expenses totaled $2.4 million during the first quarter 2013, up $1.2 million from the fourth quarter 2012, due primarily to incremental operating expenses related to the Enerven assets.

Barnett Segment

Barnett segment revenues were $34.6 million in the first quarter 2013, compared to $34.2 million in the fourth quarter 2012 and $33.9 million in the first quarter 2012. Gathering volumes totaled 449 MMcf/d in the first quarter 2013, compared to 442 MMcf/d in the fourth quarter 2012 and 447 MMcf/d in the first quarter 2012. Processing volumes totaled 204 MMcf/d in the first quarter 2013, a 2% increase over the fourth quarter 2012, and a 54% increase over the first quarter 2012 largely attributable to the West Johnson County acquisition in August 2012. Quicksilver did not complete or connect any new wells during the first quarter 2013, however, Barnett system volume decline rates on both the dry gas and rich gas systems leveled out during the first quarter 2013 when compared with the fourth quarter 2012. Our analysis suggests three reasons for this trend: (i) volumes are further out on the decline curve, (ii) in recent quarters, Quicksilver has implemented enhanced well maintenance and operating procedures to improve production volumes, and (iii) lower wellhead pressures in the Cowtown area, as a result of the West Johnson County system integration completed in December 2012, are improving production performance of the Devon wells. Operating and maintenance expenses totaled $7.3 million during the first quarter 2013, up $1.1 million from the first quarter 2012 due to the addition of the West Johnson County assets.

NEWS RELEASE

Other Segments

EBITDA contribution from our Fayetteville, Granite Wash and Other segments totaled approximately $7 million for the first quarter 2013, which was consistent with both the fourth quarter 2012 and the first quarter 2012. Gathering volumes in these segments totaled 149 MMcf/d in the first quarter 2013, which was materially consistent with the fourth quarter 2012 and first quarter 2012.

General and Administrative Expenses

General and administrative expenses totaled $7.8 million in the first quarter 2013, $0.2 million higher than the fourth quarter of 2012. During the first quarter 2013, $0.7 million of expense was incurred related to transaction and due diligence activities compared to $1.4 million of non-recurring expenses in the fourth quarter of 2012. General and administrative expenses totaled $6.7 million in the first quarter 2012.

Capital Investment and Resources

At March 31, 2013, Crestwood had approximately $726 million of debt outstanding, comprised of $350 million of 7.75% fixed-rate senior notes due 2019, $293 million under the CMLP revolving credit facility and $83 million under the Crestwood Marcellus Midstream LLC (“CMM”) revolving credit facility which is used for the Marcellus capital program. The CMLP and CMM credit facilities have total committed capacity of $550 million and $200 million, respectively. CMLP utilized its revolving credit facility to fund $129 million of the drop-down acquisition of the remaining 65% interest in CMM in January 2013.

To partially finance the CMM drop-down and CMLP’s 2013 capital development program, CMLP issued $126 million of Class D units, representing limited partner interests, to Crestwood Holdings in January 2013 and issued $119 million of new common units in a public offering in March and April 2013. The cash raised in the offering was used to repay outstanding balances on the CMLP and CMM revolving credit facilities. Following these equity issuances, Crestwood has 53.8 million common units and 6.2 million Class D Units outstanding. These amounts include 7.3 million of Class C units that converted on a one-for-one basis into common units on April 1, 2013.

Crestwood’s capital spending, excluding acquisition capital, for the three months ended March 31, 2013, totaled $24.3 million, comprised primarily of $22.4 million related to the construction of pipeline laterals and compression equipment in the Marcellus segment. First quarter 2013 growth and maintenance capital expenditures were in line with our previously announced full year guidance for capital spending of $120 million to $150 million.

NEWS RELEASE

Basis of Presentation and Non-GAAP Financial Measures

Pursuant to U.S. generally accepted accounting principles (“GAAP”), the acquisition of CMM in January 2013 was accounted for as a reorganization of entities under common control. As such, the historic operations of CMM were retroactively adjusted to reflect Crestwood’s results as if Crestwood owned 100% of CMM since CMM’s formation and commencement of operations at the end of March 2012. Full year 2012 results were recasted in a Form 8-K filed with the Securities and Exchange Commission on March 18, 2013. Information related to 2012 reflected in this news release reflects the recasted nature of these amounts.

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Conference Call

Crestwood will host a conference call for investors and analysts on Tuesday, May 7, 2013, beginning at 11:00 a.m. Central Time, to discuss the first quarter 2013 performance and the outlook for the remainder of 2013. Interested parties may participate by joining the conference call 480-629-9643 at least 10 minutes before the call and asking for the Crestwood Earnings Call. A replay of the call will be available for 90 days by dialing 303-590-3030 and using access code 4614994#. The conference call will also be webcast live and can be accessed via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com.

Additional Information and Where to Find It

This communication contains information about the proposed merger transaction involving Crestwood and Inergy. In connection with the proposed merger transaction, Inergy will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the unitholders of Crestwood. Crestwood will mail the final proxy statement/prospectus to its unitholders. INVESTORS AND UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CRESTWOOD, INERGY, THE PROPOSED MERGER

NEWS RELEASE

TRANSACTION AND RELATED MATTERS. Investors and unitholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by Inergy and Crestwood through the website maintained by the SEC at www.sec.gov. In addition, investors and unitholders will be able to obtain free copies of documents filed by Crestwood with the SEC from Crestwood’s website, www.crestwoodlp.com, under the heading “SEC Filings” in the “Investor Relations” tab and free copies of documents filed by Inergy with the SEC from Inergy’s website, www.inergylp.com/midstream, under the heading “SEC Filings” in the “Investor Relations” tab.

Participants in the Solicitation

Crestwood, Inergy and their respective general partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of Crestwood in respect of the proposed merger transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of Crestwood in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information regarding Crestwood’s directors and executive officers is contained in Crestwood’s Annual Report on Form 10-K for the year ended December 31, 2012, which is filed with the SEC. Information regarding Inergy’s directors and executive officers is contained in Inergy’s Annual Report on Form 10-K for the year ended September 30, 2012, which is filed with the SEC. Free copies of these documents may be obtained from the sources described above.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Marcellus Shale in northern West Virginia, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Avalon Shale/Bone Spring in southeastern New Mexico and the Haynesville/Bossier Shale in western Louisiana. For more information about Crestwood, visit www.crestwoodlp.com.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

###

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Operating revenues
Gathering revenues	$23,996	$11,837	$23,609
Gathering revenues—related party	19,907	23,846	20,971
Processing revenues	4,048	1,196	3,816
Processing revenues—related party	5,682	6,771	6,033
Compression revenues	3,926	—	—
Product sales	14,857	10,083	13,059

Total operating revenues	72,416	53,733	67,488

Operating expenses
Product purchases	6,748	8,973	(2,902)
Product purchases—related party	6,757	—	15,152
Operations and maintenance	13,016	9,711	13,055
General and administrative	7,789	6,738	7,617
Depreciation, amortization and accretion	17,360	10,646	15,999

Total operating expenses	51,670	36,068	48,921

Operating income	20,746	17,665	18,567
Interest and debt expense	(11,450)	(7,557)	(10,340)

Income before income taxes	9,296	10,108	8,227
Income tax expense	338	303	322

Net income	$8,958	$9,805	$7,905

General partner’s interest in net income	$5,201	$3,368	$7,180
Limited partners’ interest in net income	$3,757	$6,437	$725
Basic income per unit:
Net income per limited partner unit	$0.07	$0.15	$0.01
Diluted income per unit:
Net income per limited partner unit	$0.07	$0.15	$0.01
Weighted-average number of limited partner units:
Basic	54,766	42,694	48,252
Diluted	55,042	42,877	48,475
Distributions declared per limited partner unit (attributable to the period ended)	$0.51	$0.50	$0.51

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$35	$111
Accounts receivable	24,317	21,636
Accounts receivable—related party	23,556	23,755
Insurance receivable	3,014	2,920
Prepaid expenses and other	1,257	1,941

Total current assets	52,179	50,363
Property, plant and equipment, net of accumulated depreciation of $141,517 in 2013 and $130,030 in 2012	950,889	939,846
Intangible assets, net of accumulated amortization of $18,334 in 2013 and $12,814 in 2012	495,860	501,380
Goodwill	95,031	95,031
Deferred financing costs, net	21,473	22,528
Other assets	1,375	1,321

Total assets	$1,616,807	$1,610,469

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accrued additions to property, plant and equipment	$7,626	$9,213
Capital leases	3,776	3,862
Deferred revenue	2,426	2,634
Accounts payable—related party	3,639	3,088
Accounts payable, accrued expenses and other liabilities	37,687	29,717

Total current liabilities	55,154	48,514
Long-term debt	727,602	685,161
Long-term capital leases	2,314	3,161
Asset retirement obligations	14,222	14,024
Partners’ capital
Common unitholders (45,740,110 and 41,164,737 units issued and outstanding at March 31, 2013 and December 31, 2012)	527,293	442,348
Class C unitholders (7,349,814 and 7,165,819 units issued and outstanding at March 31, 2013 and December 31, 2012)	160,374	159,908
Class D unitholder (6,190,469 units issued and outstanding at March 31, 2013)	126,678	—
General partner (1,112,674 and 979,614 units issued and outstanding at March 31, 2013 and December 31, 2012)	3,170	257,353

Total partners’ capital	817,515	859,609

Total liabilities and partners’ capital	$1,616,807	$1,610,469

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$8,958	$9,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	17,360	10,646
Equity-based compensation	597	493
Other non-cash income items	1,142	1,302
Changes in assets and liabilities:
Accounts receivable	(2,681)	(2,111)
Accounts receivable—related party	199	4,092
Insurance receivable	(94)	—
Prepaid expenses and other assets	630	715
Accounts payable—related party	551	456
Accounts payable, accrued expenses and other liabilities	7,372	(3,245)

Net cash provided by operating activities	34,034	22,153

Cash flows from investing activities
Capital expenditures	(24,273)	(12,889)
Acquisitions, net of cash acquired	—	(376,805)

Net cash used in investing activities	(24,273)	(389,694)

Cash flows from financing activities
Proceeds from credit facilities	199,500	192,000
Repayments of credit facilities	(157,000)	(141,250)
Payments on capital leases	(1,005)	(666)
Deferred financing costs paid	(82)	(6,314)
Proceeds from issuance of common units, net	103,500	103,050
Contributions from partners	—	243,750
Distribution to General Partner for additional interest in CMM	(129,000)	—
Distributions to partners	(25,096)	(20,729)
Taxes paid for equity-based compensation vesting	(654)	(402)

Net cash provided by (used in) financing activities	(9,837)	369,439

Change in cash and cash equivalents	(76)	1,898
Cash and cash equivalents at beginning of period	111	797

Cash and cash equivalents at end of period	$35	$2,695

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$3,492	$2,561

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

OPERATING STATISTICS

(In thousands)

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Marcellus:
Gathering revenues	$10,348	$—	$10,499
Compression revenues	3,926	—	—

Total operating revenues	$14,274	$—	$10,499
Product purchases	—	—	—
Operations and maintenance expense	2,397	—	1,163

EBITDA	$11,877	$—	$9,336

Gathering volumes (in MMcf)	33,909	—	33,138
Compression volumes (in MMcf)	24,275	—	—
Barnett:
Gathering revenues	$24,342	$26,060	$24,322
Processing revenues	9,728	7,884	9,847
Product sales	480	—	72

Total operating revenues	$34,550	$33,944	$34,241
Product purchases	255	—	65
Operations and maintenance expense	7,255	6,131	8,443

EBITDA	$27,040	$27,813	$25,733

Gathering volumes (in MMcf)	40,373	40,654	40,653
Processing volumes (in MMcf)	18,322	12,057	18,351
Fayetteville:
Gathering revenues	$6,959	$6,766	$6,949
Product sales	294	98	181

Total operating revenues	$7,253	$6,864	$7,130
Product purchases	293	83	180
Operations and maintenance expense	2,134	2,313	2,138

EBITDA	$4,826	$4,468	$4,812

Gathering volumes (in MMcf)	7,445	7,535	8,568
Granite Wash:
Gathering revenues	$514	$138	$560
Processing revenues	2	83	2
Product sales	13,333	9,376	11,973

Total operating revenues	$13,849	$9,597	$12,535
Product purchases	12,207	8,300	11,181
Operations and maintenance expense	608	517	631

EBITDA	$1,034	$780	$723

Gathering volumes (in MMcf)	2,035	1,352	1,864
Processing volumes (in MMcf)	1,845	1,345	1,854
Other:
Gathering revenues	$1,740	$2,719	$2,250
Product sales	750	609	833

Total operating revenues	$2,490	$3,328	$3,083
Product purchases	750	590	824
Operations and maintenance expense	622	750	680

EBITDA	$1,118	$1,988	$1,579

Gathering volumes (in MMcf)	3,939	6,063	4,622

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Net income	$8,958	$9,805	$7,905
Items impacting net income:
Significant transaction-related expenses	718	51	1,397
Non-cash interest expense (write-off of deferred financing costs)	—	370	—

Adjusted net income	$9,676	$10,226	$9,302

Net income per limited partner unit (diluted basis)	$0.07	$0.15	$0.01
Items impacting net income	0.01	0.01	0.03

Adjusted net income per limited partner unit (diluted basis)	$0.08	$0.16	$0.04

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Net income	$8,958	$9,805	$7,905
Depreciation, amortization and accretion expense	17,360	10,646	15,999
Income tax expense	338	303	322
Amortization of deferred financing fees	1,128	1,302	1,605
Amortization of debt premium	(58)	—	(39)
Non-cash equity compensation	597	493	349
Maintenance capital expenditures	(921)	(514)	(1,315)

Distributable cash flow	27,402	22,035	24,826
Add: Significant transaction-related expenses	889	51	1,397
Add: Significant minimum volume deficiency payment	—	—	3,926

Adjusted distributable cash flow	$28,291	$22,086	$30,149

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Total operating revenues	$72,416	$53,733	$67,488
Product purchases	13,505	8,973	12,250
Operations and maintenance expense	13,016	9,711	13,055
General and administrative expense	7,789	6,738	7,617

EBITDA	38,106	28,311	34,566
Items impacting EBITDA:
Add: Significant transaction-related expenses	718	51	1,397

Adjusted EBITDA	38,824	28,362	35,963
Less:
Interest and debt expense	11,450	7,557	10,340
Income tax expense	338	303	322
Depreciation, amortization and accretion expense	17,360	10,646	15,999
Items impacting EBITDA	718	51	1,397

Net income	$8,958	$9,805	$7,905

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2013 Adjusted EBITDA Guidance

Reconciliation to Net Income

Adjusted EBITDA	$170 million to $185 million
Depreciation, amortization and accretion	$80 million
Interest expense, net	$50 million
Income tax provision	$2 million
Net income	$38 million to $53 million